Exhibit 99.1

Dear Fellow Stockholder,

On October 21, 2015, our Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), received notification from Petróleo Brasileiro S.A. (“Petrobras”) that Petrobras will cancel the ongoing tender process for heavy and medium helicopters.
In its notification, Petrobras noted its determination that it does not have a need to contract for additional helicopters after a review of its aviation needs in light of the ongoing challenges in the macroeconomic environment and continued low price of oil. As a result, Petrobras noticed cancellation of the pending awards for heavy and medium helicopters pursuant to the bids submitted in January 2015, including 4 EC225 heavy helicopters and 4 AW139 medium helicopters with respect to which Aeróleo was the identified low bidder. Aeróleo had been awaiting execution of the contracts in respect of the awards and targeting launch of the heavy helicopter services prior to the end of 2015 and the medium helicopter services during the first quarter of 2016.
Pursuant to our longstanding disclosure policy, we are currently in a Silent Period in advance of our third quarter earnings announcement. During this Silent Period, we do not hold calls with or field questions from individual public market participants. However, in light of the Petrobras news, I wanted to take the opportunity to write to all of you and address some frequently asked questions about this recent development and the state of our business in Brazil.

Q:	What has the historical financial contribution been from Aeróleo?

A:
As of June 30, 2015, Aeróleo met the criteria of a Variable Interest Entity (“VIE”), but Era Group Inc. (“Era” or “Era Group”) was not the primary beneficiary. As a result, Aeróleo was accounted for as an unconsolidated, equity method investment. Due to financial difficulties experienced by Aeróleo, our entire investment in Aeróleo was written off in the first quarter of 2012, and we have only recognized revenues as cash is received from Aeróleo. Revenues recognized from Aeróleo for the fiscal years ended December 31, 2012, 2013 and 2014 were $17.6 million, $16.2 million and $16.7 million, respectively. Revenues recognized for the first half of this year through June 30, 2015 were $14.1 million. Era Group has determined that our operations comprise a single business segment, as helicopters are highly mobile and may be utilized in any of our service lines as business needs dictate. As such, we do not disclose EBITDA or other earnings metrics by line of service. As we have discussed before, the revenues from Aeróleo can generally be classified in two main categories: (i) Lease Payments and (ii) Maintenance Support and Other. The Lease Payments account for the vast majority of the profitability that we earn from our Brazilian operations, whereas there is relatively little margin associated with the Maintenance Support and Other revenues. From January 1, 2012 through June 30, 2015, the Lease Payments accounted for approximately 80% of the total revenues recognized from Aeróleo.

Q:	What is the current and historical fleet count and contract status in Brazil?

A:
Prior to this time last year, we had 12 helicopters in Brazil. Generally speaking, only 8 of those 12 helicopters were under contract for a consistent period of time. As of September 30, 2015, we had a total of 15 helicopters in Brazil, consisting of 3 EC225 heavy helicopters and 12 AW139 medium helicopters. As of September 30, 2015, the 3 EC225s and 7 of the AW139s were under contract with Petrobras, 3 of the AW139s were under contract with large international oil and gas companies, 1 AW139 was under contract with a Brazilian oil and gas company, and 1 AW139 was serving as a dedicated maintenance back-up. The increase in fleet size and utilization is largely attributable to the commencement of operations under the 7 AW139 contracts with Petrobras between December 2014 and May 2015. These are 5-year contracts that expire between December 2019 and May 2020, and they do not contain termination-for-convenience options for the customer. Subsequent to September 30, 2015, we recently mobilized an additional AW139 from the U.S. Gulf of Mexico to Brazil to begin a new contract with an international seismic vessel operator, bringing our total fleet count in Brazil to 16 helicopters.

Q:	What impact will the cancellation of the pending Petrobras tender process have on Aeróleo?

A:
Pursuant to the bids submitted in January 2015, Aeróleo had been identified as the low bidder for 4 EC225 helicopters and 4 AW139 helicopters. Of the EC225s, 3 were renewals of the EC225s already in Brazil and the fourth was an EC225 that would have been mobilized from Era’s existing fleet in the U.S. Gulf of Mexico. All 4 of the AW139s were helicopters that would have been mobilized from Era’s existing fleet in the U.S. Gulf of Mexico. We were waiting on the execution of the contracts with Petrobras before mobilizing the incremental aircraft and before increasing headcount in Brazil. Aeróleo is pursuing contract extensions for the 3 EC225 contracts that are currently scheduled to expire on November 10, 2015. If an extension is not secured, Aeróleo will need to evaluate potential headcount reductions.

Q:	With the tender cancellation, what are the alternative opportunities for the impacted helicopters?

A:
The termination of Petrobras’s tender process means that Era will need to seek alternative employment for the 1 EC225 and 4 AW139s that had previously been allocated for Brazil. If Aeróleo does not secure an extension for the existing EC225 contracts, Era will need to seek alternative employment for those 3 EC225s as well. We are currently pursuing a number of competitive bids for heavy and medium helicopter contracts in the U.S. Gulf of Mexico and elsewhere in the Americas, and we also have the ability to dry-lease these helicopters in other markets around the world. The global oil and gas market downturn continues to negatively impact the supply and demand balance for helicopters, and we are facing challenging industry conditions. There will likely be lag time involved in successfully placing the helicopters that had been allocated for the Petrobras contracts on to other customer contracts, but we cannot know the duration of that lag time as of today. However, we remain optimistic that our relatively low cost of capital and efficient operating cost structure, which allowed us to be the low bidder on the Petrobras tenders, will also position us to secure alternative opportunities for our excess heavy and medium helicopters.

Q:	How does the cancellation of the Petrobras tender process impact Era’s helicopter order book?

A:
None of the helicopters allocated for the Petrobras contracts were coming from our new order book. The 3 EC225s are already in Brazil and 1 EC225 and 4 AW139s would have been mobilized from Era’s existing fleet in the U.S. Gulf of Mexico. We will provide an update on our capital commitments and new helicopter delivery schedule with our third quarter earnings release in early November.

Q:	When will the new partner transaction close and how will that impact your financial reporting?

A:
We are pleased to announce that on October 1, 2015, Era Group’s previous partner in Aeróleo completed the transfer of 50% of the economic and 80% of the voting interest in Aeróleo to a new third party who satisfies the local citizenship requirements in Brazil and can be deemed Era Group’s de facto agent. Aeróleo and Era Group paid a total of $1.4 million to complete the transaction. Era Group is now the primary beneficiary of Aeróleo, which will be consolidated in Era Group’s financial statements beginning in the fourth quarter of 2015. This new partnership structure should allow Era to efficiently mobilize helicopters and seek alternative employment opportunities for any excess helicopters.

Pursuant to our longstanding disclosure policy, we do not provide forward looking guidance. As such, we cannot comment on the full year 2015 or 2016 financial contribution from Aeróleo. We will address other questions on Brazil, along with the rest of Era Group’s business and our interim financial results, on our third quarter earnings call in early November.
In conclusion, I want to reiterate that we have a strong balance sheet and ample liquidity to withstand the pressures of even a prolonged market downturn. We remain focused on maintaining the best safety standards, maximizing our fleet utilization and realizing efficiencies in our cost structure, while continuing to fund select investments to grow the business in a prudent manner such as the recent launch of S92 heavy helicopter operations and the pending introduction of the new AW189 heavy helicopter model into our fleet.

Sincerely,
Christopher S. Bradshaw
President & Chief Executive Officer

This letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management’s expectations, business prospects, anticipated performance and financial condition involve risks and uncertainties that could cause the actual results or performance to differ materially from those that may be implied by such forward-looking statements. In addition, these statements constitute Era Group’s cautionary statements under the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the letter. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement. The forward-looking statements in this letter should be evaluated together with the many uncertainties that affect the Company’s businesses, particularly those mentioned under “Risk Factors” in Era Group’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Era Group’s subsequent Quarterly Reports on Form 10-Q.